Exhibit 1

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months      Three Months
                                                      Ended             Ended
                                                  March 31, 2000    March 31, 1999
                                                  ---------------   ---------------
Net income                                        $       346,595   $       311,197
                                                  ---------------   ---------------

Weighted average common shares outstanding              3,490,174         3,608,368

Common stock equivalents due to dilution effect
 of stock options                                      None              None
                                                  ---------------   ---------------

Total weighted average common shares and
 equivalents outstanding                                3,490,174         3,608,368
                                                  ---------------   ---------------

Basic earnings per common share                   $          0.10   $          0.09
                                                  ===============   ===============

Diluted earnings per common share                 $          0.10   $          0.09
                                                  ===============   ===============